EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Restore Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-135670) of Restore Medical, Inc. of our report dated February 26, 2007, with respect to the balance sheets of Restore Medical, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of Restore Medical, Inc. and to the reference of our firm under the heading “Selected Financial Data” included in the Annual Report on Form 10-K.

Our report on the financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

/s/  KPMG LLP

Minneapolis, Minnesota
February 28, 2007